PROSPECTUS and	PRICING SUPPLEMENT NO. 26
PROSPECTUS SUPPLEMENT, each	Dated January 3, 2017
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $12,350,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$350,000,000 1.650% Fixed Rate Senior Notes Due October 15, 2018

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETM1 / US24422ETM11

Date of Issue:	January 6, 2017

Maturity Date:	October 15, 2018

Principal Amount:	$350,000,000

Price to Public:	99.935% plus accrued interest from January 6, 2017

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2017 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.650% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$105,000,000
Goldman, Sachs & Co.	105,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	105,000,000
Credit Agricole Securities (USA) Inc.	11,666,000
Standard Chartered Bank	11,667,000
U.S. Bancorp Investments, Inc.	11,667,000
Total	$350,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.835% plus accrued interest from January 6, 2017 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.